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                      June 5, 2023

       Christopher C. Lau
       Chief Financial Officer
       American Homes 4 Rent
       280 Pilot Road
       Las Vegas, NV 89119

                                                        Re: American Homes 4
Rent
                                                            Form 10-K for
fiscal year ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-36013

       Dear Christopher C. Lau:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Michael E. McTiernan